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                                                                    Exhibit 23.2


                      CONSENT OF PRICEWATERHOUSECOOPERS LLP

    We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of V.F. Corporation of our report dated February 3, 2000 relating to the consolidated financial statements, which appears in the V.F. Corporation 1999 Annual Report to Shareholders, which is incorporated by reference in its Annual Report on Form 10-K for the year ended January 1, 2000. We also consent to the incorporation by reference of our report dated February 3, 2000 relating to the consolidated financial statement schedule, which appears in such Annual Report on Form 10-K. We also consent to the references to us under the headings "Selected Financial Information" and "Experts" in such Registration Statement.


                                         /s/ PricewaterhouseCoopers LLP



Greensboro, North Carolina
November 27, 2000